MERGER AGREEMENT

         MEMORANDUM OF AGREEMENT made the 20th day of June, 1999.
BETWEEN:

                WEYERHAEUSER COMPANY
                a corporation existing under the laws of the State of Washington
                (hereinafter referred to as "Weyerhaeuser")

                                  - and -

                586476 B.C. LTD.
                a company existing under the laws of the Province of British Columbia
                (hereinafter referred to as "Weysub")

                          -    and -

                MACMILLAN BLOEDEL LIMITED
                a corporation existing under the laws of Canada
                (hereinafter referred to as "MB")

     THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                 ARTICLE 1
                              INTERPRETATION

1.1  Definitions
     In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

     "1933 Act" means the United States Securities Act of 1933, as amended; "Acquisition Proposal" means any bona fide proposal with respect to any merger, amalgamation, arrangement, take-over bid, sale of assets (excluding inventory sold in the ordinary course of business) representing more than 25% of the book value (on a consolidated basis) of MB's total assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any sale of more than 25%

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     of the MB Common Shares then outstanding or similar transactions involving MB or any Material Subsidiary, or a proposal to do so, excluding the Arrangement;

     "Affected Employees" has the meaning ascribed thereto in section 4.10; "Affected Retirees" has the meaning ascribed thereto in section 4.10; "affiliate" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

     "Affiliate's Letter" means a letter, to be substantially in the form and content of Schedule A-1 or A-2 annexed hereto, as applicable;

     "Appropriate Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Schedule B hereto;

     "Arrangement" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     "Arrangement Resolution" means the special resolution of the MB Shareholders, to be substantially in the form and content of Schedule C annexed hereto;

     "Articles of Arrangement" means the articles of arrangement of MB in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

     "Business Day" means any day on which commercial banks are generally open for business in Seattle, Washington and Vancouver, British Columbia other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada;

     "CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

     "Circular" means the notice of the MB Meeting and accompanying management information circular, including all schedules and exhibits thereto, to be sent to holders of MB Common Shares and MB Options in connection with the MB Meeting;

     "Code" has the meaning ascribed thereto in section 3.1(k)(ii);

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
     "Confidentiality Agreement" means the confidentiality letter agreement dated May 21, 1999 between Weyerhaeuser and MB;

     "Court" means the Supreme Court of British Columbia;

     "Debenture Circular" means the notice of the Debenture Meeting and accompanying management information circular, including all exhibits and schedules thereto, to be sent to the holders of MB Convertible Debentures in connection with the Debenture Meeting;

     "Debenture Meeting" has the meaning ascribed thereto in section
     2.1(b);

     "Director" means the Director appointed pursuant to section 260 of the CBCA;

     "Dissent Rights" means the rights of dissent in respect of the Arrangement described in section 3.1 of the Plan of Arrangement; "Dissenting Shareholder" has the meaning ascribed thereto in the Plan of Arrangement;
     "Drop Dead Date" means February 15, 2000, or such later date as may be mutually agreed by the parties to this Agreement;

     "Effective Date" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement provided that such date occurs on or prior to the Drop Dead Date;

     "Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

     "Election Deadline" means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days prior to the date of the MB Meeting;

     "Environmental Laws" means all applicable Laws, including applicable common law, relating to the protection of the environment and public health and safety;

     "Environmental Permits" has the meaning ascribed thereto in section 3.1(j)(ii);

     "ERISA" has the meaning ascribed thereto in section 3.1(l)(i); "Exchange Act" has the meaning ascribed thereto in section 2.6(d);

     "Exchange Ratio" has the meaning ascribed thereto in the Plan of Arrangement;

     "Exchangeable Elected Share" has the meaning ascribed thereto in the Plan of Arrangement;

     "Exchangeable Shares" means the non-voting exchangeable shares in the capital of Weysub, having substantially the rights, privileges, restrictions and conditions set out in Appendix I to the Plan of Arrangement;
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

     "Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

     "Form S-3" has the meaning ascribed thereto in section 2.6(b);

     "Form S-8" has the meaning ascribed thereto in section 2.6(c);

     "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified in or regulated by any Environmental Law;

     "including" means including without limitation;

     "Information" has the meaning ascribed thereto in section 4.7(b); "Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.3;

     "Laws" means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body (including The Toronto Stock Exchange) or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

     "Letter of Transmittal and Election Form" means the letter of transmittal and election form for use by holders of MB Common Shares, in the form accompanying the Circular;

     "Material Adverse Change", when used in connection with Weyerhaeuser or MB, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued conditional or otherwise), businesses, operations or results of operations or those of its subsidiaries that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence (i) relating to the Canadian or United States' economy or securities markets in general or
     (ii) affecting the Canadian or United States forest products industry in general;

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

     "Material Adverse Effect" when used in connection with Weyerhaeuser or MB, means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such party and its subsidiaries taken as a whole;

     "Material Subsidiary" means each subsidiary of MB, the total assets of which constituted more than ten percent of the consolidated assets of MB or the total revenues of which constituted more than ten percent of the consolidated revenues of MB, in each case as set out in the financial statements of MB for the year ended December 31, 1998 and including each affiliate of MB that directly or indirectly holds an equity interest in each such subsidiary;

     "MB Common Shares" means the outstanding common shares in the capital of MB;

     "MB Convertible Debentures" means the debentures of MB convertible at the holder's option into MB Common Shares at a conversion price of $28.625 per MB Common Share or, at MB's option, redeemable for cash at any time or, upon maturity in 2007, for MB Common Shares;

     "MB Disclosure Letter" means that certain letter dated as of even date herewith and delivered by MB to the Weyerhaeuser Parties;

     "MB Dividend Reinvestment Plan" means the plan of MB existing on the date hereof pursuant to which holders of MB Common Shares may elect to receive dividends in equivalent value of MB Common Shares in lieu of cash;

     "MB Documents" has the meaning ascribed thereto in section 3.1(m);

     "MB Employee Share Purchase Plans" means the share purchase plan for MB employees in Canada and the share purchase plan for MB employees in the United States, in each case, as amended;

     "MB Meeting" means the special meeting of MB Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

     "MB Options" means the MB Common Share purchase options granted under MB Stock Option Plan, as amended, and under separate agreements with three senior officers of MB, and being outstanding and unexercised on the Effective Date;

     "MB Partially Owned Entity" means Trus Joist MacMillan a Limited Partnership, a joint venture in which MB has a 49% interest;

     "MB Plans" has the meaning ascribed thereto in section 3.1(l)(1);

     "MB Preferred Shares" means the Class B Preferred Shares, Series 8 and Series 10, in the capital of MB;

     "MB Shareholders" means the holders of MB Common Shares, MB Options and MB Warrants, collectively;

     "MB Stock Option Plan" means MB's Senior Management Stock Option Plan instituted February 10, 1997;

     "MB Target Stock Units" means the units granted by MB to officers and senior managers employed in the Packaging Business in the United States pursuant to which the holders of such units may elect to receive the difference between the issue price and the calculated value of the units after holding them for a one-year period;

     "MB Warrants" means the bearer warrants of MB exercisable for MB Common Shares and being outstanding and unexercised on the Effective Date;

     "OSC" means the Ontario Securities Commission;

     "Packaging Business" means MB's business related to containerboard, linerboard, corrugated medium, corrugating and other packaging products, including the assets and operations in Sturgeon Falls, Ontario, the assets and operations of MacMillan Bloedel Pulp and Paper Sales Ltd., and the assets and operations of MacMillan Bloedel Packaging Inc. and its subsidiaries including associated timberlands and mills;

     "Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

     "Plan of Arrangement" means the plan of arrangement substantially in the form and content of Schedule D annexed hereto and any amendments or variations thereto made in accordance with section 6.1 or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     "Pre-Effective Date Period" shall mean the period from and including the date hereof to and including the Effective Time on the Effective Date;

     "Publicly Disclosed by MB" means disclosed by MB in a public filing made by it with the OSC from January 1, 1997 to and including March 31, 1999;

     "Publicly Disclosed by Weyerhaeuser" means disclosed by Weyerhaeuser in a public filing made by it with the SEC from January 1, 1997 to and including March 31, 1999;

     "Replacement Option" has the meaning ascribed thereto in section
     2.4(c);

     "Representatives" has the meaning ascribed thereto in section 4.7(a);

     "SEC" means the United States Securities and Exchange Commission;

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

     "Securities Act" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

     "Special Voting Share" means the share of Weyerhaeuser Special Voting Preferred Stock having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

     "Specified Weyerhaeuser Event" means the occurrence of a Material Adverse Change with respect to Weyerhaeuser, or a breach by a Weyerhaeuser Party of its obligations hereunder, if by reason thereof, and taking into account section 5.4, MB would be entitled to rely on the failure of a condition set forth in sections 5.3(a), 5.3(b) or 5.3(c) as a reason not to complete the Arrangement;

     "subsidiary" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

     "Superior Proposal" means any bona fide proposal by a third party directly or indirectly, to acquire assets representing more than 50% of the book value (on a consolidated basis) of MB's total assets or more than 50% of the outstanding MB Common Shares, whether by way of merger, amalgamation, arrangement, take-over bid, sale of assets or otherwise, and that in the good faith determination of the Board of Directors of MB after consultation with financial advisors and outside counsel (a) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, and (b) would, if consummated in accordance with its terms, result in a transaction (x) more favourable to MB's Shareholders than the transaction contemplated by this Agreement and (y) having a blended value per MB Common Share greater than the per share value attributable thereto under the transaction contemplated by this Agreement;

     "Support Agreement" means an agreement to be made between Weyerhaeuser, Weyerhaeuser Newco and Weysub substantially in the form and content of Schedule E annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree;

     "Tax" and "Taxes" have the respective meanings ascribed thereto in section 3.1(k) (iii);

     "Tax Returns" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

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

     "Trustee" means the trustee to be chosen by Weyerhaeuser and MB, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement;
     "Voting and Exchange Trust Agreement" means an agreement to be made between Weyerhaeuser, Weysub and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule F annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree.

     "Weyerhaeuser Common Shares" means the shares of common stock in the capital of Weyerhaeuser;

     "Weyerhaeuser Elected Share" has the meaning ascribed thereto in the Plan of Arrangement;

     "Weyerhaeuser Material Subsidiary" means each subsidiary of Weyerhaeuser, the total assets of which constituted more than ten percent of the consolidated assets of Weyerhaeuser or the total revenues of which constituted more than ten percent of the consolidated revenues of Weyerhaeuser, in each case as set out in the financial statements of Weyerhaeuser for the year ended December 27, 1998 and including each affiliate of Weyerhaeuser that directly or indirectly holds an equity interest in each such subsidiary;

     "Weyerhaeuser Newco" means 586474 B.C. Ltd., a company existing under the laws of the Province of British Columbia and being a wholly-owned subsidiary of Weyerhaeuser;

     "Weyerhaeuser Parties" means Weyerhaeuser and Weysub; and

     "Year 2000 Compliant" has the meaning ascribed thereto in section
     3.1(w)(ii).

1.2  Interpretation Not Affected by Headings, etc.

     The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3  Currency

     Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

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

1.4  Number, etc.

     Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5  Date For Any Action

     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6  Entire Agreement

     This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement.

1.7  Schedules

     The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

      Schedule A - Affiliate's Letter (A-1 and A-2)
      Schedule B - Appropriate Regulatory Approvals
      Schedule C - Arrangement Resolution
      Schedule D - Plan of Arrangement
      Schedule E - Support Agreement
      Schedule F - Voting and Exchange Trust Agreement

1.8  Accounting Matters

     Unless otherwise stated, all accounting terms used in this Agreement in respect of MB shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature in respect of MB required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice. Unless otherwise stated, all accounting terms used in this Agreement in respect of Weyerhaeuser shall have the meanings attributable thereto under United States generally accepted accounting principles and all determinations of an accounting nature required to be made in respect of Weyerhaeuser shall be made in a manner consistent with United States generally accepted accounting principles and past practice.

1.9  Knowledge

     Each reference herein to the knowledge of a party means, unless otherwise specified, the existing knowledge of such party without inquiry.

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

                                 ARTICLE 2
                              THE ARRANGEMENT


2.1  Implementation Steps by MB

     MB covenants in favour of the Weyerhaeuser Parties that MB shall:

(a) subject to section 2.5, as soon as reasonably practicable, apply in a manner acceptable to the Weyerhaeuser Parties, acting reasonably, under section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

(b) subject to 2.5(b), convene and hold a meeting (the "Debenture Meeting") of holders of MB Convertible Debentures to consider and vote on a proposal to amend the trust indenture governing the MB Convertible Debentures to provide that from and after the Effective Time each $1,000 principal amount of MB Convertible Debentures may be converted by the holder thereof only into that number of Exchangeable Shares that such holder would have received if its MB Convertible Debentures had been validly converted into MB Common Shares immediately prior to the Effective Time, together with all necessary or desirable amendments arising as a result thereof;

(c) subject to section 2.5(a), convene and hold the MB Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

(d) subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2  Implementation Steps by Weyerhaeuser Parties

     The Weyerhaeuser Parties covenant in favour of MB that, on or prior to the Effective Date and subject to the satisfaction or waiver of the other conditions herein contained in favour of each such party:

(a) Weyerhaeuser, Weyerhaeuser Newco and Weysub shall execute and deliver the Support Agreement;

(b) Weyerhaeuser and Weysub shall execute and deliver the Voting and Exchange Trust Agreement; and


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

(c)  Weyerhaeuser shall issue to the Trustee the Special Voting Share.

2.3  Interim Order

     The notice of motion for the application referred to in section 2.1
(a) shall request that the Interim Order provide:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the MB Meeting and for the manner in which such notice is to be provided;

(b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by MB Shareholders present in person or by proxy at the MB Meeting (such that each holder of MB Common Shares is entitled to one vote for each MB Common Share held, each holder of MB Options is entitled to one vote for each MB Common Share such holder would have received on a valid exercise of MB Options and each holder of MB Warrants is entitled to one vote for each MB Common Share such holder would have received on a valid exercise of MB Warrants);

(c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of MB, including quorum requirements and all other matters, shall apply in respect of the MB Meeting; and

(d)  for the grant of the Dissent Rights.

2.4  Articles of Arrangement

     The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide substantially as follows:

(a) each outstanding MB Common Share that is not held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of the MB Common Shares (other than MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof), will be transferred by the holder thereof to Weysub in exchange for, at the holder's election, that number of fully paid and non-assessable Weyerhaeuser Common Shares or Exchangeable Shares, as the case may be, equal to the Exchange Ratio, and the name of each such holder of MB Common Shares will be removed from the register of holders of MB Common Shares and added to the register of holders of Weyerhaeuser Common Shares or Exchangeable Shares, as the case may be, and Weysub will be recorded as the registered holder of such MB Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof; provided that, notwithstanding the foregoing, holders of MB Common Shares, who are not residents of Canada for the purposes of the Income Tax Act (Canada) will not be entitled to elect to receive Exchangeable Shares, and any such election otherwise

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

     made by any such holder shall be and be deemed to be an election to receive Weyerhaeuser Common Shares;

(b) each MB Common Share in respect of which no election has been made by the holder thereof, or in respect of which an effective election has not been made (other than (i) MB Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the MB Common Shares held by them and (ii) MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof which shall not be exchanged under the Arrangement and shall remain outstanding as MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof) and each MB Warrant, as the case may be, will be deemed to be an Exchangeable Elected Share and will be transferred by the holder thereof, without any act or formality on its part, to Weysub in exchange for that number of fully paid and non-assessable Exchangeable Shares equal to the Exchange Ratio, and the name of each such holder of MB Common Shares will be removed from the register of holders of MB Common Shares and added to the register of holders of Exchangeable Shares and Weysub will be recorded as the registered holder of such MB Common Shares so exchanged and will be deemed to be the legal and beneficial owner of such MB Common Shares and MB Warrants; provided that, notwithstanding the foregoing, each MB Common Share in respect of which no election has been made, or in respect of which an effective election has not been made, held by a holder who is not (and in the case of each MB Warrant, each holder thereof shall be deemed to be not) a resident of Canada for the purposes of the Income Tax Act (Canada), as amended (other than (i) MB Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the MB Common Shares held by them and (ii) MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof which shall not be exchanged under the Arrangement and shall remain outstanding as MB Common Shares held by Weyerhaeuser or any subsidiary or affiliate thereof) will be deemed to be a Weyerhaeuser Elected Share and will be transferred by the holder thereof, without any act or formality on his part, to Weysub in exchange for that number of fully paid and non-assessable Weyerhaeuser Common Shares equal to the Exchange Ratio, and the name of each such holder of MB Common Shares will be removed from the register of holders of MB Common Shares and added to the register of holders of Weyerhaeuser Common Shares and Weysub will be recorded as the registered holder of such MB Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof; and

(c) each MB Option shall be exchanged for an option (a "Replacement Option") to purchase that number of Weyerhaeuser Common Shares equal to the number of MB Common Shares subject to such MB Option multiplied by the Exchange Ratio.

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

2.5  MB Circulars

(a) As promptly as practicable after the execution and delivery of this Agreement, Weyerhaeuser and MB shall prepare the Circular together with any other documents required by the Securities Act or other applicable Laws in connection with the Arrangement, and as promptly as practicable after the execution and delivery of this Agreement, and in any event, before September 30, 1999, MB shall cause the Circular and other documentation required in connection with the MB Meeting to be sent to each holder of MB Common Shares and MB Options and filed as required by the Interim Order and applicable Laws.

(b) As promptly as practicable after the execution and delivery of this Agreement, Weyerhaeuser and MB shall prepare the Debenture Circular together with any documents required by the trust indenture governing the MB Convertible Debentures, the Securities Act or other applicable Laws in connection with the Debenture Meeting and, unless otherwise agreed by the parties, MB shall, concurrently with the sending of the Circular to the holders of MB Common Shares and MB Options, cause the Debenture Circular and other documentation required in connection with the Debenture Meeting to be sent to each holder of MB Convertible Debentures and filed as required by the trust indenture governing the MB Convertible Debentures and applicable Laws.

2.6  Securities Compliance

(a) Weyerhaeuser shall use all reasonable efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance and first resale of (a) the Exchangeable Shares and Weyerhaeuser Common Shares issued pursuant to the Arrangement, (b) the Weyerhaeuser Common Shares issued upon exchange of the Exchangeable Shares from time to time and (c) the Weyerhaeuser Common Shares issued from time to time upon the exercise of the Replacement Options, in each case without qualification with or approval of or the filing of any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Weyerhaeuser or MB for purposes of Canadian federal, provincial or territorial securities
     Laws).

(b) As promptly as practicable after the date hereof, Weyerhaeuser shall file a registration statement on Form S-3 (or other applicable form) (the "Form S-3") in order to register under the 1933 Act the Weyerhaeuser Common Shares to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and shall use its reasonable efforts to cause the Form S-3 to become effective and to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding.

(c) As promptly as practicable after the Effective Date, Weyerhaeuser shall file a registration statement on Form S-8 (or other applicable form) ( the "Form S-8") in order to register under the 1933 Act those Weyerhaeuser Common Shares to be issued from time to time after the Effective Time upon the exercise of the Replacement Options.

(d) MB and Weyerhaeuser shall take all such steps as may be required to cause the transactions contemplated by Article 2 and any other dispositions of MB equity securities and/or acquisitions of Weyerhaeuser equity securities (including, in each case derivative securities) in connection with this Agreement or the transactions contemplated hereby by any individual who is a director or officer of MB, to be exempt under Rule 16b-3 promulgated under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act").

(e) The provisions of this section 2.6 shall apply, mutatis mutandis, in respect of the Debenture Circular and the matters referred to therein.

2.7  Preparation of Filings

(a)  Weyerhaeuser and MB shall cooperate in:

     (i) the preparation of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by Weyerhaeuser or MB to be necessary to discharge their respective obligations under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

     (ii) the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including "blue sky laws") in connection with the issuance of the Exchangeable Shares and the Weyerhaeuser Common Shares in connection with the Arrangement or the exercise of the Replacement Options; provided, however, that with respect to the United States "blue sky" and Canadian provincial qualifications neither
           Weyerhaeuser nor MB shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the Exchangeable Shares and the Weyerhaeuser Common Shares; and

     (iii) the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(b) Each of Weyerhaeuser and MB shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in sections 2.5 and 2.6 and the foregoing provisions of this section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(c) Weyerhaeuser and MB shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order or a registration statement described in section 2.6 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or registration statement. In any such event, Weyerhaeuser and MB shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of Weyerhaeuser or MB and/or filed with the relevant securities regulatory authorities.

(d) MB shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the Weyerhaeuser Parties or any third party that is not an affiliate of
     MB). Without limiting the generality of the foregoing, MB shall ensure that the Circular provides holders of MB Common Shares with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the MB Meeting and Weyerhaeuser shall provide all information regarding it necessary to do so.

(e) Weyerhaeuser shall ensure that the Form S-3 and Form S-8 comply with all applicable Laws and, without limiting the generality of the foregoing, that such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by MB or any third party that is not an affiliate of Weyerhaeuser) and MB shall provide all information regarding it necessary to do so.
(f) The provisions of this section 2.7 shall apply, mutatis mutandis, in respect of the Debenture Meeting and the Debenture Circular.

                                 ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of MB

     MB represents and warrants to and in favour of the Weyerhaeuser Parties as follows and acknowledges that the Weyerhaeuser Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)  Organization.
     (i) Each of MB and the Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares and other ownership interests of the Material Subsidiaries which are held directly or indirectly by MB are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by MB, free and clear of all material liens, claims or encumbrances, except as set forth in the MB Disclosure Letter or pursuant to restrictions on transfers contained in constating documents, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the Material Subsidiaries. MB has disclosed in the MB Disclosure Letter the names and jurisdictions of incorporation of each of the Material Subsidiaries.

     (ii) Other than MB's interest in the MB Partially Owned Entity, neither MB nor any Material Subsidiary has any minority interest in any other corporation or entity, which minority interest is material in relation to the consolidated financial position of MB.
                                   -16-

(b) Capitalization. The authorized capital of MB consists of an unlimited number of Class B preferred shares, issuable in series, and an unlimited number of MB Common Shares. As of June 11, 1999 there were 972,369 Class B preferred shares, Series 8, issued and outstanding, 1,554,200 Class B preferred shares, Series 10, issued and outstanding and 120,296,710 MB Common Shares issued and outstanding, and 7,700,000 MB Common Shares were reserved, in the aggregate, for issuance in respect of the MB Options. As of June 11, 1999, MB had outstanding $149,943,000 in principal amount of MB Convertible Debentures. As of June 11, 1999, MB had outstanding MB Warrants entitling the holders thereof to acquire for no consideration 552 MB Common Shares in the aggregate. As of June 11, 1999, MB had outstanding options under the MB Stock Option Plan permitting the holders thereof to purchase 5,448,138 MB Common Shares in the aggregate. As of June 11, 1999, MB had granted phantom stock options representing the functional equivalent of 2,023,731 MB Common Shares in the aggregate. As of June 11, 1999, MB had granted MB Target Stock Units representing the functional equivalent of 1,664,191 MB Common Shares in the aggregate. From time to time MB Common Shares are issued in accordance with the MB Dividend Reinvestment Plan. Except as described in the preceding sentences of this section 3.1(b) and in section 3.1(a)(i), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating MB or any Material Subsidiary to issue or sell any shares of MB or any of the Material Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of MB, any Material Subsidiary or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of MB or any subsidiary. Except as set forth in the MB Disclosure Letter, there have been no MB Common Shares issued or purchased for cancellation since December 31, 1998. All outstanding MB Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. Except as described in the preceding sentences of this section 3.1(b), there are no outstanding bonds, debentures or other evidences of indebtedness of MB or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the MB Common Shares on any matter. Except as set forth in the MB Disclosure Letter, there are no outstanding contractual obligations of MB or any of the Material Subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of the Material Subsidiaries.

(c)  Authority and No Violation.

     (i) MB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by MB and the consummation by MB of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the transactions contemplated hereby other than:

           (A) with respect to the Circular, the Debenture Circular and other matters relating solely thereto, including the implementation of the Arrangement, the approval of the Board of Directors of MB;

           (B) with respect to the completion of the Arrangement, the approval of the holders of the MB Common Shares; and

           (C) with respect to the amendments to the trust indenture governing the MB Convertible Debentures, the approval of the holders of MB Convertible Debentures.

     (ii) This Agreement has been duly executed and delivered by MB and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity and to the fact that the Currency Act (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency.

     (iii) The Board of Directors of MB has (A) determined unanimously that the Arrangement is fair to the holders of the MB Common Shares and is in the best interests of MB, (B) received separate opinions from RBC Dominion Securities Inc., J.P. Morgan & Co. Incorporated and Salomon Smith Barney Inc. to the effect that, as of the date of this Agreement, the Exchange Ratio or the Arrangement is fair from a financial point of view to the holders of the MB Common Shares and (C) determined unanimously to recommend that the holders of the MB Common Shares vote in favour of the Arrangement. MB is not subject to a shareholder rights plan or "poison pill" or similar plan.

     (iv) The approval of this Agreement, the execution and delivery by MB of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not, except as disclosed in the MB Disclosure Letter:

           (A) result in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                (I) its or any Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance with any party holding an ownership interest in any Material Subsidiary;

                (II) subject to obtaining the Appropriate Regulatory Approvals relating to MB, any Laws, judgment or decree except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on MB ; or

                (III) subject to obtaining the Appropriate Regulatory
                      Approvals relating to MB and except as would not, individually or in the aggregate, have a Material Adverse Effect on MB, any material contract, agreement, license, franchise or permit to which MB or any Material Subsidiary is party or by which it is bound or subject or is the beneficiary;

           (B) give rise to any right of termination or acceleration of indebtedness of MB or any subsidiary, or cause any such indebtedness to come due before its stated maturity or cause any available credit of MB or any subsidiary to cease to be available other than as would not, individually or in the aggregate, have a Material Adverse Effect on MB;

           (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on MB, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any Material Subsidiary, or restrict, hinder, impair or limit the ability of MB or any Material Subsidiary to carry on the business of MB or any Material Subsidiary as and where it is now being carried on; or

           (D) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of MB or any subsidiary or increase any benefits otherwise payable under any MB Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

                No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by MB and its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by MB of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA, (D) the Appropriate Regulatory Approvals relating to MB and (E) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on MB.

(d) No Defaults. Subject to obtaining the Appropriate Regulatory Approvals relating to MB and except as disclosed in the MB Disclosure Letter, neither MB nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect.

(e) Absence of Certain Changes or Events. Except as disclosed in the MB Disclosure Letter or Publicly Disclosed by MB, from December 31, 1998 through to the date hereof each of MB and the Material Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

     (i)    a Material Adverse Change with respect to MB;

     (ii) any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on MB;

     (iii) any redemption, repurchase or other acquisition of MB Common Shares or MB Preferred Shares by MB or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to MB Common Shares or MB Preferred Shares, other than dividends and repurchases required by the terms of the MB Preferred Shares and other than regular quarterly dividends on the MB Common Shares and open market purchases of MB Common Shares under the MB Employee Share Purchase Plans, in each case, in the ordinary and regular course of business consistent with past practice;

     (iv) any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay;

     (v) any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

     (vi) any acquisition or sale of its property or assets aggregating 10% or more of MB's total consolidated property and assets as at December 31, 1998 other than in the ordinary and regular course of business consistent with past practice;

     (vii) any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

     (viii) any resolution to approve a split, combination or reclassification of any of its outstanding shares;

     (ix)   any change in its accounting methods, principles or practices;
            or

     (x) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

(f)  Employment Matters.

     (i) Except as set forth in the management information circular prepared in connection with the Annual Meeting of MB held on April 21, 1999 or the MB Disclosure Letter, neither MB nor any Material Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer.

     (ii) Except as set forth in the MB Disclosure Letter, neither MB nor any Material Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of MB, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the knowledge of MB, threatened strikes or lockouts at MB or any Material Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on MB.

     (iii) Neither MB nor any Material Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of MB, threatened, or any litigation, actual or, to the knowledge of MB, threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or such litigation as would, individually or in the aggregate, not have a Material Adverse Effect on MB.

     (iv) MB and all Material Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations and there are no current, pending or, to the knowledge of MB, threatened proceedings before any board or tribunal with respect to any of the above areas, other than where the failure to so operate or such proceedings which, individually or in the aggregate, would not have a Material Adverse Effect on MB.

(g) Financial Statements. The audited consolidated financial statements for MB as at and for each of the 12-month periods ended December 31, 1998, 1997 and 1996 and the unaudited consolidated financial statements for the 3-month period ended March 31, 1999 have been prepared in accordance with Canadian generally accepted accounting principles (subject, in the case of such unaudited financial statements, to the absence of notes and to year-end adjustments), the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of MB and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such unaudited financial statements, to year-end adjustments.

(h) Books and Records. The books, records and accounts of MB and its subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of MB and its subsidiaries and (iii) accurately and fairly reflect the basis for the MB consolidated financial statements. MB has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary
     (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets.

(i) Litigation, Etc. Except as set forth in the MB Disclosure Letter or Publicly Disclosed by MB, there is no claim, action, proceeding or investigation (including any native land claims) pending or, to the knowledge of MB, threatened against MB or any Material Subsidiary before any court or Governmental Entity that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on MB, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither MB nor any Material Subsidiary, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on MB or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

(j) Environmental. Except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on MB:

     (i) all operations of MB and its Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

     (ii) MB and its Material Subsidiaries are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted (collectively the "Environmental Permits"); and

     (iii) except as set forth in the MB Disclosure Letter, neither MB nor any Material Subsidiary is aware of, or is subject to:

           (A) any Environmental Laws which requires or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

           (B) any written demand or written notice with respect to the breach of or liability under any Environmental Laws applicable to MB or any subsidiary, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

           (C) any written demand or written notice with respect to liability, by contract or operation of applicable Laws, under Environmental Laws applicable to MB or any current or former subsidiary or any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, release or discharge of Hazardous Substances; or

           (D) any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of MB or any subsidiaries following such consummation.

(k)  Tax Matters.  Except as set forth in the MB Disclosure Letter:

     (i) MB and each of its subsidiaries have filed, or caused to be filed, all material Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all material amounts of Taxes shown to be due and payable thereon, and MB's most recently published financial statements contain an adequate provision in accordance with generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. MB and each of its subsidiaries have made adequate provision in accordance with generally accepted accounting principles in their books and records for any material amounts of Taxes accruing in respect of any accounting period which has ended subsequent to the period covered by such financial statements.

     (ii) Neither MB nor any subsidiary has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by Revenue Canada, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above and no waivers of statutes of limitations have been given or requested with respect to MB or any Material Subsidiary. All liability of MB and the Material Subsidiaries for income taxes has been assessed for all fiscal years up to and including the fiscal year ended December 31, 1993. To the best of the knowledge of MB, there are no proposed in writing (but unassessed) additional Taxes involving a material amount of Taxes and none has been asserted in writing. No Tax liens have been filed for material amounts of Taxes other than for Taxes not yet due and payable. Neither MB nor any of its subsidiaries (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the United States Internal Revenue Code (the "Code") or (ii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person (other than MB or any of its subsidiaries) pursuant to which MB or any of its subsidiaries has or could have any material liabilities in respect of Taxes, other than any liability arising under an agreement providing for the sale or other disposition of property by MB or any of its subsidiaries.
            MB has not made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code. With respect to the immediately preceding five-year period, MB has neither received nor prepared any written reports analyzing the status of MacMillan Bloedel (U.S.A.) Inc. as a United States real property holding corporation within the meaning of Section 897 of the Code.
            With respect to the immediately preceding fiveyear period, MB has not undertaken a substantive analysis of MacMillan Bloedel (U.S.A.) Inc.'s status as a United States real property holding corporation within the meaning of Section 897 of the Code.

     (iii) "Tax" and "Taxes" means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing. For purposes of this section 3.1(k), the term "material amount of Taxes" shall mean an amount of Taxes that is material to MB and its subsidiaries taken as a whole.

(l)  Pension and Employee Benefits.

     (i) MB has made available to Weyerhaeuser a list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices, whether written or oral, which are maintained by MB and/or a Material Subsidiary (collectively referred to as the "MB Plans"). The MB Disclosure Letter states which of the MB Plans constitute "employee pension benefit plans" (as defined in section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or "employee welfare benefit plans" (as defined in section 3(1) of ERISA).

     (ii) No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any MB Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the MB Plans or their assets which individually or in the aggregate would have a Material Adverse Effect on MB.

     (iii) MB has made available to Weyerhaeuser true, correct and complete copies of all of the MB Plans as amended (or, in the case of any unwritten MB Plan, a description thereof) together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements with respect to each MB Plan, and current plan summaries, booklets and personnel manuals. MB has made available to Weyerhaeuser a true and complete copy of the most recent annual report on Form 5500 filed with the United States Internal Revenue Service with respect to each MB Plan in respect of which such a report was required.

     (iv) Other than as disclosed in the MB Disclosure Letter, all of the MB Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between MB and/or a subsidiary, as the case may be, and their respective employees. To the knowledge of MB, no fact or circumstance exists that could adversely affect the existing tax status of a MB Plan.

     (v) All obligations of MB or a Material Subsidiary regarding the MB Plans have been satisfied in all material respects. All contributions or premiums required to be made by MB and/or a Material Subsidiary, as the case may be, under the terms of each MB Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the MB Plans.

     (vi) Other than as set forth in the MB Disclosure Letter or Publicly Disclosed by MB, each MB Plan is fully insured or fully funded and in good standing with such regulatory authorities as may be applicable and, as of the date hereof, no notice of underfunding, noncompliance, failure to be in good standing or otherwise has been received by MB or its subsidiaries from any such regulatory authority.

     (vii) There have been no improper withdrawals, applications or transfers of assets from any MB Plan or the trusts or other funding media relating thereto that remain outstanding and unremedied, and neither MB, nor any Material Subsidiary, nor any of their respective agents has been in breach of any fiduciary obligation with respect to the administration of the MB Plans or the trusts or other funding media relating thereto.

     (viii) No insurance policy or any other contract or agreement affecting any MB Plan requires or permits a retroactive increase in premiums or payments due thereunder.

     (ix) All MB Plans intended to be tax-qualified in the United States have been the subject of determination letters from the United States Internal Revenue Service to the effect that such MB Plans are qualified and exempt from United States Federal income taxes under sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of MB, has revocation been threatened, nor has any such MB Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and, to the knowledge of MB, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan.

     (x) Except as set forth in the MB Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement or the Arrangement by any employee, officer or director of MB or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or MB Plan currently in effect will fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

     (xi) Except as set forth in the MB Disclosure Letter, none of the MB Plans is a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA, nor has MB or any Material Subsidiary been obligated to contribute to any such multiemployer plan at any time within the past five years.

     (xii) Except as set forth in the MB Disclosure Letter, none of the MB Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of or the consummation of the transactions contemplated by this Agreement or the Arrangement.

(m) Reports. MB has filed with the OSC and the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "MB Documents"). The MB Documents at the time filed (i) did not contain any misrepresentation (as defined in the Securities Act) and (ii) complied in all material respects with the requirements of applicable securities Laws. MB has not filed any confidential material change report with the OSC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(n) Compliance with Laws. Except as disclosed in the MB Disclosure Letter or Publicly Disclosed by MB, MB and the Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on MB. Without limiting the generality of the foregoing, all securities of MB (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(o) Restrictions on Business Activities. Except as set forth in the MB Disclosure Letter or Publicly Disclosed by MB, there is no agreement, judgment, injunction, order or decree binding upon MB or any Material Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of MB or any Material Subsidiary, any acquisition of property by MB or any Material Subsidiary or the conduct of business by MB or any Material Subsidiary as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not, individually or in the aggregate, have a Material Adverse Effect on MB.

(p) Material Customers. There is no single customer of MB or its subsidiaries, the loss of which would have a Material Adverse Effect on MB.

(q) Intellectual Property. Except as set forth in the MB Disclosure Letter, MB and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trade-marks, trade names, service marks, copyrights, know how and other proprietary intellectual property rights that are material to the conduct of the business, as presently conducted, of MB and its subsidiaries taken as a whole.

(r) Insurance. MB has policies of insurance in force as of the date hereof naming MB as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, MB believes are reasonable.

(s) Property. Except as disclosed in the MB Disclosure Letter, MB and each Material Subsidiary have good and sufficient title to the real property interests including, fee simple estate of and in real property, leases, easements, rights of way, permits or licences from land owners or authorities permitting the use of land by MB or such Material Subsidiary, necessary to permit the operation of its businesses as presently owned and conducted except for such failure of title that would individually or in the aggregate not have a Material Adverse Effect on MB.

(t) Licences, Etc. Except as disclosed in the MB Disclosure Letter, MB and each Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted except for such failure that would individually or in the aggregate not have a Material Adverse Effect on MB.

(u) Registration Rights. No holder of securities issued by MB has any right to compel MB to register or otherwise qualify such securities for public sale in Canada or the United States.

(v) Pooling. As at the date hereof, neither MB nor, to its knowledge, any of its "affiliates" (as defined in SEC Accounting Series Release 130 and 135 - Risk Sharing in Business Combinations Accounted for as Pooling of Interests (as codified in Financial Reporting Policy 201 and SEC Staff Accounting Bulletins 65 and 76)) has taken or agreed to take any action that would prevent Weyerhaeuser from accounting for the business combination to be effected by the Plan of Arrangement as a pooling-ofinterests under United States generally accepted accounting principles.

(w)  Year 2000 Compliance.

     (i) Except as set forth in the MB Disclosure Letter, MB expects the computer systems of MB and each of its Material Subsidiaries to be Year 2000 Compliant (as defined below) by July 1, 1999. The best current estimates of MB of required direct capital expenditures (not including internal costs and employee time and resources) to be Year 2000 Compliant are an amount not to exceed $15 million. To the knowledge of MB, any failure on the part of the customers of and suppliers to MB and the Material Subsidiaries to be Year 2000 Compliant by December 31, 1999, will not, individually or in the aggregate, have a Material Adverse Effect on MB.

     (ii) The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or program: (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000;
            (ii) has the ability to provide date recognition for any data element without limitation; (iii) has the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) has the ability not to produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000; (vi) has the ability to process correctly after January 1, 2000, data containing dates before that date; and (vii) has the ability to recognize all "leap year" dates, including February 29, 2000.

3.2  Representations and Warranties of the Weyerhaeuser Parties

     The Weyerhaeuser Parties jointly and severally represent and warrant to and in favour of MB as follows and acknowledge that MB is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a) Organization. Each of the Weyerhaeuser Parties and the Weyerhaeuser Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares of capital stock and other ownership interests of Weyerhaeuser's subsidiaries which are held directly or indirectly by Weyerhaeuser are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by Weyerhaeuser, free and clear of all material liens, claims or encumbrances except as disclosed by Weyerhaeuser to MB or pursuant to restrictions on transfer contained in constating documents, and there are no outstanding options, rights, entitlements, understandings or commitments (pre-emptive, contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in any of its subsidiaries.

(b) Capitalization. The authorized capital of Weyerhaeuser consists of 7,000,000 shares of undesignated preferred stock, U.S.$1.00 par value per share, issuable in series, of which none were issued and outstanding at December 27, 1998, 40,000,000 shares of undesignated preference stock, U.S.$1.00 par value per share, issuable in series, of which none were issued and outstanding at December 27, 1998, and 400,000,000 Weyerhaeuser Common Shares. As of April 30, 1999, there were 200,605,977 Weyerhaeuser Common Shares issued and outstanding. Except for employee stock options pursuant to employee compensation plans, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Weyerhaeuser to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares. All outstanding Weyerhaeuser Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of preemptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of Weyerhaeuser having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Weyerhaeuser Common Shares on any matter. Other than under employee stock option plans, there are no outstanding contractual obligations of Weyerhaeuser to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries.

(c)  Authority and No Violation.

     (i) Each of the Weyerhaeuser Parties has the requisite corporate power and authority to enter into this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement by each of the Weyerhaeuser Parties and the consummation by each of the Weyerhaeuser Parties of the transactions contemplated by this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement have been duly authorized by its respective Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement or the transactions contemplated hereby or thereby.

     (ii) This Agreement has been duly executed and delivered by each of the Weyerhaeuser Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity. Each of the Support Agreement and the Voting and Exchange Trust Agreement will be duly executed and delivered by each of the Weyerhaeuser Parties party thereto and, when so executed and delivered, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

     (iii) The approval of this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement, the execution and delivery by each of the Weyerhaeuser Parties of this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement and the performance by it of its obligations hereunder and thereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

           (A) result in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                (I) its or any Weyerhaeuser Material Subsidiary's certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance with any party holding an ownership interest in any Weyerhaeuser Material Subsidiary;

                (II) subject to obtaining the Appropriate Regulatory Approvals relating to the Weyerhaeuser Parties, any Laws, judgment or decree except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Weyerhaeuser; or

                (III) subject to obtaining the Appropriate Regulatory
                      Approvals relating to the Weyerhaeuser Parties and except as would not, individually or in the aggregate, have a Material Adverse Effect on Weyerhaeuser, any material contract, agreement, license, franchise or permit to which it is party or by which it is bound or is subject or is the beneficiary;

           (B) give rise to any right of termination or acceleration of indebtedness of any Weyerhaeuser Party or any Weyerhaeuser Material Subsidiary, or cause such indebtedness to come due before its stated maturity or cause any available credit of any Weyerhaeuser Party or any Weyerhaeuser Material Subsidiary to cease to be available; or

           (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on Weyerhaeuser, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on.

     No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by any of the Weyerhaeuser Parties or the Weyerhaeuser Material Subsidiaries in connection with the execution and delivery of this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement or the consummation by any of the Weyerhaeuser Parties of the transactions contemplated hereby or thereby other than (A) the Appropriate Regulatory Approvals relating to the Weyerhaeuser Parties, (B) any filings required in connection with the creation and issue of the Special Voting Share, (C) any approval required in connection with the amendment of the articles of Weysub to create the Exchangeable Shares and (D) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Weyerhaeuser.

(d) Absence of Certain Changes or Events. Except as Publicly Disclosed by Weyerhaeuser, since December 31, 1998 through to the date hereof each of the Weyerhaeuser Parties and each Weyerhaeuser Material Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

     (i)    a Material Adverse Change with respect to Weyerhaeuser;

     (ii) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

     (iii) any resolution to approve a split, combination or reclassification of the Weyerhaeuser Common Shares; or

     (iv) any material change in its accounting methods, principles or practices.

(e) Financial Statements. The audited consolidated financial statements for Weyerhaeuser as at and for each of the 12-month periods ended on the last Sunday of December 1998, 1997 and 1996 and the unaudited consolidated financial statements for the thirteen weeks ended March 28, 1999 have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of Weyerhaeuser and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(f) Reports. Weyerhaeuser has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997, and such documents, at the time filed, (i) did not contain any misrepresentation (as defined in the 1933 Act) and (ii) complied in all material respects with the requirements of applicable securities Laws. Weyerhaeuser has not filed any confidential material change report with the SEC or any other securities authority or regulator or any stock exchange or other selfregulatory authority which at the date hereof remains confidential.

(g) Pooling. As of the date hereof, none of the Weyerhaeuser Parties nor, to their respective knowledge, any of their respective "affiliates" (as defined in SEC Accounting Series Release 130 and 135 - Risk Sharing in Business Combinations Accounted for as Pooling of Interests (as codified in Financial Reporting Policy 201 and SEC Staff Accounting Bulletins 65 and 76)) has taken or agreed to take any action that would prevent Weyerhaeuser from accounting for the business combination to be effected by the Plan of Arrangement as a pooling-of-interests under United States generally accepted accounting principles.

(h) Exchangeable Shares. The Exchangeable Shares to be issued in connection with the Arrangement will be duly and validly issued by Weysub on the Effective Date as fully paid and nonassessable shares.

(i) Weyerhaeuser Common Shares. The Weyerhaeuser Common Shares to be issued pursuant to the Arrangement or upon the exchange from time to time of the Exchangeable Shares or upon the exercise from time to time of the Replacement Options will, in all cases, be duly and validly issued by Weyerhaeuser on their respective dates of issue as fully paid and nonassessable shares.

(j) Compliance with Laws. Except as disclosed in writing by Weyerhaeuser to MB or Publicly Disclosed by Weyerhaeuser, Weyerhaeuser and the Weyerhaeuser Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Weyerhaeuser. Without limiting the generality of the foregoing, all securities of Weyerhaeuser (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(k) Litigation, Etc. Except as disclosed in writing by Weyerhaeuser to MB or Publicly Disclosed by Weyerhaeuser, there is no claim, action, proceeding or investigation (including any native land claims) pending or, to the knowledge of Weyerhaeuser, threatened against Weyerhaeuser or any Weyerhaeuser Material Subsidiary before any court or Governmental Entity that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Weyerhaeuser, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither Weyerhaeuser nor any Weyerhaeuser Material Subsidiary, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on Weyerhaeuser or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

(l) Tax Matters. Except as disclosed in writing by Weyerhaeuser to MB or Publicly Disclosed by Weyerhaeuser:

     (i) Weyerhaeuser and each of its subsidiaries have timely filed, or caused to be filed, all material Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all material amounts of Taxes shown to be due and payable thereon, and Weyerhaeuser's most recently published financial statements contain an adequate provision in accordance with generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. Weyerhaeuser and each of its subsidiaries have made adequate provision in accordance with generally accepted accounting principles in their respective books and records for any Taxes accruing in respect of any accounting period which has ended subsequent to the period covered by such financial statements.

     (ii) Neither Weyerhaeuser nor any subsidiary has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by Revenue Canada, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns referred to above and no waivers of statutes of limitations have been given or requested with respect to Weyerhaeuser or any subsidiary. All liability of Weyerhaeuser and the Weyerhaeuser Material Subsidiaries for income taxes has been assessed for all fiscal years up to and including the fiscal year ended December 31, 1993. To the best of the knowledge of Weyerhaeuser, there are no proposed (but unassessed) additional Taxes involving a material amount of Taxes and none has been asserted in writing. No Tax liens have been filed other than for Taxes not yet due and payable. Neither Weyerhaeuser nor any of its subsidiaries (i) has made an election to be treated as a "consenting corporation" under
            Section 341(f) of the Code or (ii) is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person (other than MB or any of its subsidiaries) pursuant to which Weyerhaeuser or any of its subsidiaries has or could have any material liabilities in respect of Taxes. Weyerhaeuser has not made an election under
            Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

(m) Environmental. Except for matters that, individually or in the aggregate, would not have a Material Adverse Effect on Weyerhaeuser:

     (i) all operations of Weyerhaeuser and the Weyerhaeuser Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws; and

     (ii) Weyerhaeuser and the Weyerhaeuser Material Subsidiaries are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and conduct their respective businesses as they are now being conducted or as proposed to be conducted.

(n) Year 2000 Compliance. Weyerhaeuser has conducted a comprehensive inventory to identify whether its information technology and manufacturing systems are Year 2000 Compliant. Weyerhaeuser currently estimates that the overall cost of making its internal systems Year 2000 Compliant, including costs to be capitalized, will not exceed US$100 million.

3.3  Survival

     For greater certainty, the representations and warranties of MB and each Weyerhaeuser Party contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

     The parties hereto acknowledge and agree that no representation or warranty is made by MB with respect to (i) the effect of the transactions contemplated by this Agreement or any actions or circumstances in connection therewith on the MB Partially-Owned Entity or any existing agreements of MB or its affiliates relating to the MB Partially-Owned Entity or its affiliates or (ii) any actions taken or claims made by the MB Partially-Owned Entity or its affiliates resulting from or with respect to (x) the existence or performance of this Agreement or the transactions contemplated hereby or (y) the actions of the parties in connection herewith.

                                 ARTICLE 4
                                 COVENANTS

4.1  Retention of Goodwill

     During the Pre-Effective Date Period, MB will, subject to the fact that a transaction involving its businesses is contemplated hereby, continue to carry on the business of MB and its subsidiaries in a manner consistent with prior practice, working to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this
Article 4. The following provisions of this Article 4 are intended to be in furtherance of this general commitment.

4.2  Material Commitments

     Subject to applicable Law and the other provisions of this Agreement, during the Pre-Effective Date Period, MB and its subsidiaries will consult on an ongoing basis with senior officers of Weyerhaeuser in order that the representatives of Weyerhaeuser will become more familiar with the philosophy and techniques of MB and its subsidiaries, as well as with their business and financial affairs and in order to provide experience as a basis for ongoing relationships following the Effective Date.

4.3  Covenants of MB

(a) MB covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of Weyerhaeuser on behalf of the Weyerhaeuser Parties to any deviation therefrom, which shall not be unreasonably withheld; (ii) with respect to any matters which were disclosed in the MB Disclosure Letter; or
     (iii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of MB and Weyerhaeuser contemplated hereby, MB will, and will cause its subsidiaries to:

     (i) carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

     (ii) not commence to undertake a substantial expansion of its business facilities or an expansion that is out of the ordinary and regular course of business consistent with prior practice in light of current market and economic conditions;

     (iii) not split, combine or reclassify any of the outstanding shares of MB nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of MB, other than normal and customary quarterly dividends on the MB Common Shares and the dividends required by the terms of the MB Preferred Shares;

     (iv) not amend the articles or by-laws of MB or materially amend the articles or by-laws of any subsidiary;

     (v) not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or of any subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for (a) transactions between two or more wholly-owned MB subsidiaries or between a wholly-owned subsidiary of MB and MB, (b) the issuance of MB Common Shares pursuant to fully vested MB
            Options granted prior to the date hereof, (c) the issuance of MB Common Shares pursuant to the conversion by the holders of MB Convertible Debentures or the exercise of MB Warrants, (d) any purchase of MB Preferred Shares as required by the terms thereof, (e) any redemption of the MB Convertible Debentures requested by Weyerhaeuser in accordance with the terms of this Agreement, (f) the issuance of MB Common Shares pursuant to the MB Dividend Reinvestment Plan and (g) the issuance of additional options in the ordinary course of business consistent with past practice under the MB Stock Option Plan representing up to a maximum of 1,000,000 MB Common Shares and the issuance of MB Common Shares in respect thereof;

     (vi) not, whether through its Board of Directors or otherwise, accelerate the vesting of any unvested MB Options or accelerate the release of, or the expiry date of any hold period relating to, any MB Common Shares held in the MB Employee Share Purchase Plans, or otherwise amend, vary or modify such Plans or the MB Stock Option Plan;

     (vii) not reorganize, amalgamate or merge MB or any of its subsidiaries with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition on a consolidated basis (other than relating to transactions between two or more wholly-owned MB subsidiaries or between a whollyowned subsidiary of MB and MB);

     (viii) except with respect to the sale of assets of MB or any subsidiary in the ordinary and regular course of business consistent with past practice, not sell, pledge, encumber, lease or otherwise dispose of any material assets (other than relating to transactions between two or more wholly-owned MB subsidiaries or between a wholly-owned subsidiary of MB and
            MB);

     (ix) not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities except in the ordinary and regular course of business consistent with past practice;

     (x) carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on MB or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

     (xi)   not, and cause each of its subsidiaries not:

           (A) other than in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

           (B) other than in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

     (xii) not, except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in the financial statements of MB and its subsidiaries or disclosed in the MB Disclosure Letter, which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

     (xiii) use its reasonable commercial efforts (or cause each of its subsidiaries to use reasonable commercial efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (xiv) not, and will cause its subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date;

     (xv) except in the usual, ordinary and regular course of business and consistent with past practice or as required by applicable Laws, not, and will cause its subsidiaries not to, enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would have a Material Adverse Effect on MB;

     (xvi) incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding $20 million, individually or in the aggregate;

     (xvii) not make any changes to existing accounting practices relating to MB or any subsidiary except as required by Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

    (xviii) promptly advise Weyerhaeuser orally and, if then requested, in writing:

           (A) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of MB contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

           (B)  of any Material Adverse Change in respect of MB; and

           (C) of any material breach by MB of any covenant or agreement contained in this Agreement;

(b) MB shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by MB or any of its subsidiaries under this Agreement, co-operate with Weyerhaeuser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, MB shall and where appropriate shall cause its subsidiaries to:

     (i) use all reasonable efforts to obtain the approvals of holders of MB Common Shares to the Arrangement, subject, however, to the exercise by the Board of Directors of MB of its fiduciary duties as provided herein;

     (ii) apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to MB or any of its subsidiaries and, in doing so, to keep Weyerhaeuser reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing Weyerhaeuser with copies of all related applications and notifications, in draft form, in order for Weyerhaeuser to provide its reasonable comments;

     (iii) apply for and use all reasonable efforts to obtain the Interim Order and the Final Order;

     (iv) defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

     (v) use its reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

     (vi) effect all necessary registrations, filings and submissions of information required by Governmental Entities from MB or any of its subsidiaries;

     (vii) use its reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by MB or a subsidiary from other parties to loan agreements, leases or other contracts; and

     (viii) use its reasonable efforts to ensure that MB's affiliates (for the purposes of Rule 145 under the 1933 Act) execute and deliver to Weyerhaeuser, on or prior to the date that is 30 days prior to the Effective Date, an Affiliate's Letter; and

(c) MB shall not take or agree to take any action which would be reasonably expected to prevent the business combination to be effected by the Plan of Arrangement from qualifying for pooling-of-interest accounting treatment under United States generally accepted accounting principles. MB shall use its reasonable efforts to take such actions as may be necessary to permit the business combination to be effected by the Plan of Arrangement to qualify for pooling-of-interests accounting treatment under United States generally accepted accounting principles.

4.4  Covenants of the Weyerhaeuser Parties

     Each of the Weyerhaeuser Parties hereby jointly and severally covenants and agrees (and, if applicable, cause its subsidiaries):

(a) to perform all obligations required or desirable to be performed by it under this Agreement, co-operate with MB in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

     (i) apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to the Weyerhaeuser Parties, and, in doing so, to keep MB reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing MB with copies of all related applications and notifications, in draft form, in order for MB to provide its reasonable comments;

     (ii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

     (iii) use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Weyerhaeuser Parties which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

     (iv) effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Weyerhaeuser Parties or their subsidiaries;

     (v) cause the articles of Weysub to be amended to, among other things, create the Exchangeable Shares; and

     (vi) cause Weyerhaeuser to reserve a sufficient number of Weyerhaeuser Common Shares for issuance upon the completion of the Arrangement and the exchange from time to time of Exchangeable Shares and the exercise from time to time of Replacement Options;

(b) to use all reasonable efforts to (i) cause the Exchangeable Shares to be listed and posted for trading on The Toronto Stock Exchange by the Effective Date and (ii) to ensure that Weysub remains a "public corporation" within the meaning of the Income Tax Act (Canada) for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Weyerhaeuser or any of its affiliates);

(c) carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Weyerhaeuser or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

(d) in connection with the consummation of the transactions contemplated hereby and by the Arrangement, use its reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Weyerhaeuser or a subsidiary of Weyerhaeuser from other parties to loan agreements, leases or other contracts;

(e) use its reasonable efforts to ensure that Weyerhaeuser's affiliates (for the purposes of Rule 145 under the 1933 Act) execute and deliver to MB, on or prior to the date that is 30 days prior to the Effective Date, an Affiliate's Letter;

(f) if the holders of MB Convertible Debentures approve the amendments to the terms of the trust indenture governing the MB Convertible Debentures as proposed in the Debenture Circular, to make the appropriate adjustments in accordance with the terms of the MB Convertible Debentures with respect to the shares, securities or other property that the holders of the MB Convertible Debentures will be entitled to receive upon conversion of the MB Convertible Debentures after the Effective Date such that after the Effective Date, the holders of the MB Convertible Debentures will be entitled to convert their MB Convertible Debentures into Exchangeable Shares on the same basis as if they had converted the MB Convertible Debentures into MB Common Shares prior to the Effective Date and each such MB Common Share had been exchanged for a number of Exchangeable Shares equal to the Exchange Ratio and Weyerhaeuser shall become a co-obligor with respect to, or fully and unconditionally guarantee the payment of all amounts due under, the MB Convertible Debentures;

(g) at or prior to the Effective Time, Weyerhaeuser shall use its best efforts to cause one of the current directors of MB to become a director of Weyerhaeuser whose term expires no earlier than 2002;

(h) until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of MB to any deviation therefrom, which shall not be unreasonably withheld; (ii) with respect to any matters which were disclosed by Weyerhaeuser to MB in writing; or (iii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of MB and Weyerhaeuser contemplated hereby, Weyerhaeuser will:

     (i) not split, combine or reclassify any of the outstanding shares of Weyerhaeuser nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of Weyerhaeuser, other than normal and customary quarterly dividend on Weyerhaeuser Common Shares;

     (ii) not make any changes to existing accounting practices related to Weyerhaeuser except as required by a change in United States generally accepted accounting practice or by applicable Law;

     (iii) not reorganize, amalgamate or merge Weyerhaeuser with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition would reasonably be expected to materially delay the transactions contemplated hereby;

     (iv)   promptly advise MB orally and, if then requested, in writing:

           (A) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Weyerhaeuser contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

           (B)  of any Material Adverse Change in respect of Weyerhaeuser;
                and

           (C) of any material breach by Weyerhaeuser of any covenant or agreement contained in this Agreement; and

(i) the Weyerhaeuser Parties shall not take any action which may jeopardize the exchange of the MB Common Shares by holders of the MB Common Shares resident in Canada for the purposes of the Income Tax Act (Canada) from being treated on a tax-free basis for holders who are otherwise eligible for such treatment.

4.5  Covenants Regarding Non-Solicitation

(a) Subject to section 4.6, MB shall not, directly or indirectly, through any officer, director, employee, representative or agent of MB or any of its subsidiaries, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify in a manner adverse to Weyerhaeuser the approval of the Board of Directors of MB of the transactions contemplated hereby, (iv) approve or recommend any Acquisition Proposal or (v) enter into any agreement, arrangement or understanding related to any Acquisition Proposal. Notwithstanding the preceding part of this section 4.5(a) and any other provision of this Agreement, nothing shall prevent the Board of Directors of MB prior to the issuance of the Final Order from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to section 4.5(c), regarding an unsolicited bona fide written Acquisition Proposal that did not otherwise result from a breach of this section 4.5 and that the Board of Directors of MB determines in good faith, after consultation with financial advisors and outside counsel, is reasonably likely to result in a Superior
     Proposal; provided, however, that prior to taking such action, the Board of Directors must receive advice of outside counsel that it is appropriate that the Board of Directors of MB take such action in order to discharge properly its fiduciary duties. MB shall not consider, negotiate, accept, approve or recommend an Acquisition
     Proposal after the date of the issuance of the Final Order. MB shall, and shall cause the officers, directors, employees, representatives and agents of MB and its subsidiaries to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

(b) MB shall promptly notify Weyerhaeuser, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to MB or any Material Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of MB or any Material Subsidiary by any Person that informs MB or such Material Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as Weyerhaeuser may reasonably request. MB shall (i) keep Weyerhaeuser fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry and (ii) provide to Weyerhaeuser as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to MB or any Material Subsidiary from any Person in connection with any Acquisition Proposal sent or provided by MB to any Person in connection with any Acquisition Proposal.

(c) If MB receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and MB is permitted, as contemplated under the second sentence of Section 4.5(a), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors of MB may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in the confidentiality agreement then in effect between MB and Weyerhaeuser, provide such Person with access to information regarding MB; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not any material amendment thereto) and provided further that MB sends a copy of any such confidentiality agreement to Weyerhaeuser promptly upon its execution and Weyerhaeuser is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such person was provided.

(d) MB shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this section 4.5, and it shall be responsible for any breach of this section 4.5 by its officers, directors, employees, financial advisors or other advisors or representatives.

(e) Notwithstanding section 4.5(a)(iii), the Board of Directors of MB may withdraw or modify in a manner adverse to Weyerhaeuser the approval of the Board of Directors of MB of the transactions contemplated hereby if a Specified Weyerhaeuser Event has occurred and is continuing.

4.6  Notice by MB of Superior Proposal Determination

     Notwithstanding sections 4.5(a), (b), (d) and (e), MB may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if, (i) it has provided Weyerhaeuser with a copy of the Superior Proposal document, (ii) five Business Days shall have elapsed from the later of the date Weyerhaeuser received written notice advising Weyerhaeuser that MB's Board of Directors has resolved, subject only to compliance with this section 4.6 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and the date Weyerhaeuser received a copy of such Superior Proposal and (iii) it has previously or concurrently will have (A) paid to Weyerhaeuser the break fee, if any, payable under section
6.4 and (B) terminated this Agreement pursuant to section 6.3. Any information provided by MB to Weyerhaeuser pursuant to this section 4.6 or pursuant to section 4.5 shall constitute "Information" under section 4.7(b).

     During such five Business Day period, MB agrees that Weyerhaeuser shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of MB will review any offer by Weyerhaeuser to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Weyerhaeuser's offer upon acceptance by MB would result in such Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors of MB so determines, it will enter into an amended agreement with Weyerhaeuser reflecting Weyerhaeuser's amended proposal. If the Board of Directors of MB continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Weyerhaeuser's amended proposal, MB may terminate this Agreement pursuant to section 6.3(c)(iv); provided, however, that MB must concurrently pay to Weyerhaeuser the break fee payable, if any, to Weyerhaeuser under section 6.4 and must concurrently with termination enter into a definitive agreement with respect to such Acquisition Proposal. MB acknowledges and agrees that payment of the break fee, if any, payable under section 6.4 is a condition to valid termination of this Agreement under section 6.3(c)(iv) and this section 4.6.

     MB also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this section 4.6 to initiate an additional five Business Day notice period.

4.7  Access to Information

(a) Subject to sections 4.7(b) and (c) and applicable Laws, upon reasonable notice, MB shall (and shall cause each of its subsidiaries to) afford Weyerhaeuser's officers, employees, counsel, accountants and other authorized representatives and advisors ("Representatives") access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, MB shall (and shall cause each of its subsidiaries to) furnish promptly to Weyerhaeuser all information concerning MB's business, properties and personnel as Weyerhaeuser may reasonably request. Nothing in the foregoing shall require MB to disclose information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information relating to areas or projects where Weyerhaeuser is in direct competition with MB. Subject to sections 4.7(b) and (c) and applicable laws, upon reasonable notice, Weyerhaeuser shall afford MB's Representatives access, upon reasonable notice and during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to such of Weyerhaeuser's management personnel as Weyerhaeuser may determine, acting reasonably, and, during such period, Weyerhaeuser shall furnish promptly to MB all information respecting material changes in Weyerhaeuser's business, properties and personnel as MB may reasonably request.

(b) In accordance with the Confidentiality Agreement, each of Weyerhaeuser and MB acknowledges that certain information provided to it under section 4.7(a) above will be non-public and/or proprietary in nature (the "Information"). Except as permitted below, each of Weyerhaeuser and MB will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of Weyerhaeuser and MB will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of Weyerhaeuser and MB who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that: (i) are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives; or (ii) become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation; (iii) were known to a party or were in its possession on a non-confidential basis prior to being disclosed to it by the other party or by someone on its behalf;
     or (iv) are required by applicable Laws or court order to be disclosed. The provisions of this section 4.7(b) shall survive the termination of this Agreement.

(c) The parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of (i) preparing submissions or applications in order to obtain the Appropriate Regulatory Approvals, (ii) preparing the Circular, (iii) avoiding conflicts and
     (iv) integrating the operations of Weyerhaeuser and MB.

4.8  Closing Matters

     Each of the Weyerhaeuser Parties and MB shall deliver, at the closing of the transactions contemplated hereby, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

4.9  Indemnification

(a) Weyerhaeuser agrees that all rights to indemnification or exculpation now existing in favour of the directors or officers of MB or any subsidiary as provided in its articles of incorporation or by-laws in effect on the date hereof shall survive the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Time and Weyerhaeuser hereby assumes, effective upon consummation of the Arrangement, all such liability with respect to any matters arising prior to the Effective Time.

(b) There shall be maintained in effect, for not less than six years from the Effective Time, coverage equivalent to that in effect under the current policies of the directors' and officers' liability insurance maintained by MB or any of its subsidiaries, as the case may be, which is no less advantageous, and with no gaps or lapses in coverages with respect to matters occurring prior to the Effective Time.

4.10 Employment Agreements and Related Matters

     Weyerhaeuser covenants and agrees, and after the Effective Time will cause MB or any of its subsidiaries, as the case may be, and any successor to MB to agree, to:

(a) honour and comply with the terms of those existing employment and severance agreements of MB or any of its subsidiaries, as the case may be, which MB has disclosed in the MB Disclosure Letter;

(b) for a period of one year it will deal with any employees of MB or any of its subsidiaries, as the case may be, whose employment may be terminated after the Effective Date in a fair and equitable manner consistent with the existing termination policies of MB or any of its subsidiaries, as the case may be, as disclosed in the MB Disclosure Letter;

(c) for at least two years following the Effective Time, provide Affected Employees, taken as a whole, of MB and its subsidiaries, for as long as such Affected Employees remain employed during such two year period, employee benefits which, in the aggregate, are comparable to those offered
     (i) pursuant to MB or its subsidiaries' employee benefit plans, programs, policies and arrangements as provided to such Affected Employees immediately prior to the Effective Time and previously made available to Weyerhaeuser or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Weyerhaeuser or any subsidiary of Weyerhaeuser providing coverage and benefits which, in the aggregate, are no less favourable than those provided from time to time after the Effective Time to employees of Weyerhaeuser or its subsidiaries who are similarly situated, in terms of their positions and geographic locations to such Affected Employees; "Affected Employees" means individuals who are actively employed by MB or any of its subsidiaries as of the Effective Time who remain employed with Weyerhaeuser or any subsidiary of Weyerhaeuser. For at least two years following the Effective Time, Weyerhaeuser shall continue to provide to eligible Affected Retirees post retirement benefits (other than pensions) which, in the aggregate, are comparable to those offered (i) pursuant to MB Plans applicable to such Affected Retirees, taken as a whole, each as in effect on the date hereof and previously described to Weyerhaeuser, or (ii) pursuant to employee benefit plans, programs, polices or arrangements maintained by Weyerhaeuser or any subsidiary of Weyerhaeuser providing post retirement coverage and benefits (other than pensions) which, in the aggregate, are no less favourable than those provided to former employees of Weyerhaeuser or its subsidiaries who were similarly situated, in terms of their positions and geographic locations, to such Affected Retirees prior to their retirement; "Affected Retirees" means former employees of MB or its subsidiaries (and employees of MB or its subsidiaries whose employment terminates prior to the Effective Time);

(d) give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (including benefit accrual under any defined benefit pension plans, provided that a participant's benefit under any such defined benefit pension plan may be offset by such participant's accrued benefit under the MB defined benefit pension plan) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Weyerhaeuser or any subsidiary of Weyerhaeuser in which such Affected Employees begin participation within two years after the Effective Time, for such Affected Employee's service with MB or any subsidiary of MB to the same extent recognized by MB immediately prior to the Effective Time and previously disclosed to Weyerhaeuser; provided, however, that in no event shall Weyerhaeuser be required to increase the benefit accrued by any Affected Employee as of the Effective Time with respect to their service for MB or its subsidiaries prior to the Effective Time in an amount which would be greater than the benefit that such Affected Employee would have accrued under the MB defined benefit pension plan (as in effect as of the date hereof) had they continued to participate thereunder following the Effective Time through their date of termination of employment;

(e) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employee may be eligible to participate within two years after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time and previously described to Weyerhaeuser; and

(f) provide Affected Employees with credit for any co-payments and deductibles paid by such Affected Employees during the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time and previously described to Weyerhaeuser.

     Nothing herein shall be construed as (i) requiring Weyerhaeuser to continue the employment of any Affected Employee following the Effective Time, (ii) limiting Weyerhaeuser's ability to amend, modify or terminate any individual employee benefit plan or arrangement of MB, Weyerhaeuser or any of their respective subsidiaries, or (iii) requiring Weyerhaeuser to maintain any particular level of employee benefits for any individual employee following the Effective Time so long as clause (ii) of Section 4.10(c) is complied with.

4.11 Redemption of MB Convertible Debentures

     In the event of a failure to obtain the required vote from the holders of MB Convertible Debentures at the Debenture Meeting, Weyerhaeuser shall have the right to require MB to redeem the MB Convertible Debentures in accordance with their terms. Weyerhaeuser shall deliver a written notice to MB on the exercise of such right by Weyerhaeuser. Upon receipt of such notice by MB, MB covenants to deliver a redemption notice (specifying a 30-day redemption period) to and redeem the MB Convertible Debentures from the holders of the MB Convertible Debentures, provided that at the time of receipt of such written notice by MB a Specified Weyerhaeuser Event has not occurred and is continuing and MB and Weyerhaeuser agree, acting reasonably, that all of the conditions in Article 5 in this Agreement are capable of being satisfied prior to the Drop Dead Date. Notwithstanding any other provision of this Agreement, any act by MB to redeem such MB Convertible Debentures as a result of the exercise of such right by Weyerhaeuser shall be deemed not to breach or violate or fail to satisfy any representation, warranty, covenant or condition contained in this Agreement.

4.12 Prohibition on Voluntary Liquidation

     The Weyerhaeuser Parties shall not, and agree to cause Weyerhaeuser Newco to not, take any action relating to a voluntary liquidation, dissolution or winding-up of Weysub or Weyerhaeuser Newco, as the case may be, prior to the Redemption Date (as defined in the Plan of Arrangement).

4.13 Non-Application of Covenants

     The parties hereto agree that no covenant of MB in this Agreement shall be deemed to have been breached as a result of any action taken or omitted to be taken by MB or its affiliates as may be required under any existing agreements of MB or its affiliates relating to the MB Partially-Owned Entity or its affiliates.


                                 ARTICLE 5
                                CONDITIONS

5.1  Mutual Conditions Precedent

     The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of Weyerhaeuser, on behalf of the Weyerhaeuser Parties, and MB:

(a) the Arrangement shall have been approved at the MB Meeting by not less than two-thirds of the votes cast by the holders of MB Common Shares who are represented at the MB Meeting;

(b) the Arrangement shall have been approved at the MB Meeting in accordance with any conditions in addition to those set out in section 5.1(a) which may be imposed by the Interim Order;

(c) the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of MB and Weyerhaeuser, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

(d) the Form S-3 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Weyerhaeuser shall have received all United States state securities or "blue sky" authorizations necessary to issue the Weyerhaeuser Common Shares;

(e) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

(f)  this Agreement shall not have been terminated pursuant to Article 6;

(g) the Exchangeable Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on The Toronto Stock Exchange, subject to the filing of required documentation, and the Weyerhaeuser Common Shares issuable pursuant to the Arrangement, upon exchange of the Exchangeable Shares from time to time and upon exercise of the Replacement Options from time to time shall have been approved for listing on The New York Stock Exchange, subject to notice of issuance; and

(h) all consents, waivers, permits, orders and approvals of any Governmental Entity (including the Appropriate Regulatory Approvals), and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would constitute a criminal offense, or would have a Material Adverse Effect on Weyerhaeuser or MB, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on Weyerhaeuser and/or MB; there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) seeking to prohibit or restrict the acquisition by Weyerhaeuser or any of its subsidiaries of any MB Common Shares, seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from MB or Weyerhaeuser any damages that are material in relation to MB and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by Weyerhaeuser or any of its subsidiaries of any material portion of the business or assets of MB or any of its subsidiaries or to compel Weyerhaeuser or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of MB or any of its subsidiaries, as a result of the Plan of Arrangement,
     (iii) seeking to impose limitations on the ability of Weyerhaeuser or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any MB Common Shares, including the right to vote the MB Common Shares purchased by it on all matters properly presented to the shareholders of MB, (iv) seeking to prohibit Weyerhaeuser or any of its subsidiaries from effectively controlling in any material respect the business or operations of MB and its Material Subsidiaries or (v) which otherwise is reasonably likely to have a

     Material Adverse Effect on MB or Weyerhaeuser; provided that a reduction of up to 5% of the allowable annual cut available under MB or its subsidiaries' Crown timber tenures, as provided in the Forest Act (British Columbia), directly resulting from the completion of the Arrangement shall be deemed not to have a Material Adverse Effect on Weyerhaeuser or MB or give rise to any other remedy under this Agreement.

5.2  Additional Conditions Precedent to the Obligations of the Weyerhaeuser
     Parties

     The obligations of the Weyerhaeuser Parties to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the Weyerhaeuser Parties' exclusive benefit and may be waived by Weyerhaeuser on behalf of the Weyerhaeuser Parties):

(a) all covenants of MB under this Agreement to be performed on or before the Effective Date shall have been duly performed by MB in all material respects;

(b) the representations and warranties of MB shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and the Weyerhaeuser Parties shall have received a certificate of MB addressed to the Weyerhaeuser Parties and dated the Effective Date, signed on behalf of MB by two senior executive officers of MB, confirming the same as at the Effective Date;

(c) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to MB;

(d) the Board of Directors of MB shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by MB and the subsidiaries to permit the consummation of the Arrangement; and

(e) if Weyerhaeuser has delivered the notice referred to in section 4.11, the period set out in the redemption notice sent to holders of MB Convertible Debentures shall have expired.

     The Weyerhaeuser Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the Weyerhaeuser Parties with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the Weyerhaeuser Parties in complying with their obligations hereunder.

5.3  Additional Conditions Precedent to the Obligations of MB

     The obligations of MB to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of MB and may be waived by MB):

(a) all covenants of the Weyerhaeuser Parties under this Agreement to be performed on or before the Effective Date shall have been duly performed by the Weyerhaeuser Parties in all material respects;

(b) all representations and warranties of the Weyerhaeuser Parties under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and MB shall have received a certificate of each of the Weyerhaeuser Parties addressed to MB and dated the Effective Date, signed on behalf of each of the Weyerhaeuser Parties by two senior executive officers of the relevant Weyerhaeuser Party, confirming the same as at the Effective Date;

(c) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to Weyerhaeuser; and

(d) the Boards of Directors of the Weyerhaeuser Parties shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Weyerhaeuser Parties to permit the consummation of the Arrangement and the issue of the Exchangeable Shares contemplated thereby and the issue of Weyerhaeuser Common Shares pursuant to the Arrangement and upon the exchange from time to time of the Exchangeable Shares and the exercise from time to time of the Replacement Options.

     MB may not rely on the failure to satisfy any of the above conditions precedent as a basis for noncompliance by MB with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by MB in complying with its obligations hereunder.

5.4  Notice and Cure Provisions

     The Weyerhaeuser Parties and MB will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a) cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b) result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

     Neither the Weyerhaeuser Parties nor MB may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in sections 5.1, 5.2 and 5.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, the Weyerhaeuser Parties or MB, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Weyerhaeuser Parties or MB, as the case may be, are asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the Weyerhaeuser Parties or MB, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement as a result thereof until the later of November 30, 1999 and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the MB Meeting, such meeting shall be postponed until the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

5.5  Satisfaction of Conditions

     The conditions precedent set out in sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of Weyerhaeuser and MB, a certificate of arrangement in respect of the Arrangement is issued by the Director.

     The parties hereto agree that no condition to the obligation of the Weyerhaeuser Parties to complete the transactions contemplated by this Agreement set forth in Section 5.2(a), (b) or (c) shall be deemed not to have been satisfied as a result of any occurrence or circumstance directly or indirectly related to (i) the effect of the existence or performance of this Agreement or the transactions contemplated hereby on any existing agreements of MB or its affiliates relating to the MB Partially-Owned Entity or its affiliates or MB's relations with such persons or (ii) any action taken or claim made by the MB Partially-Owned Entity or its affiliates resulting from or with respect to (x) the existence or performance of this Agreement or the transactions contemplated hereby, or
(y) the actions of  the parties in connection herewith.

                                 ARTICLE 6
                         AMENDMENT AND TERMINATION

6.1  Amendment

     This Agreement may, at any time and from time to time before or after the holding of the MB Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties;

(b) waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d) waive compliance with or modify any conditions precedent herein contained; provided, however, that any such change, waiver or modification does not invalidate any required security holder approval of the Arrangement.

6.2  Mutual Understanding Regarding Amendments

(a) The parties will continue, from and after the date hereof and through and including the Effective Date, to use their respective reasonable efforts to maximize present and future financial and tax planning opportunities for the shareholders of MB, and for Weyerhaeuser and for MB as and to the extent that the same shall not prejudice any party or its security holders. The parties will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

(b) The parties agree that if the Weyerhaeuser Parties or MB, as the case may be, propose any amendment or amendments to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its shareholders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with the Weyerhaeuser Parties or MB, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

6.3  Termination

(a) If any condition contained in sections 5.1 or 5.2 is not satisfied at or before the Effective Date to the satisfaction of the Weyerhaeuser Parties, then Weyerhaeuser on behalf of the Weyerhaeuser Parties may by notice to MB terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the Weyerhaeuser Parties arising from any breach by MB but for which the condition would have been satisfied.

(b) If any condition contained in sections 5.1 or 5.3 is not satisfied at or before the Effective Date to the satisfaction of MB, then MB may by notice to Weyerhaeuser on behalf of the Weyerhaeuser Parties terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of MB arising from any breach by the Weyerhaeuser Parties but for which the condition would have been satisfied.

(c)  This Agreement may:

     (i) be terminated by the mutual agreement of MB and the Weyerhaeuser Parties (without further action on the part of MB's shareholders if terminated after the holding of the MB Meeting);

     (ii) be terminated by either MB or Weyerhaeuser, if there shall be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining Weyerhaeuser or MB from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable;

     (iii) be terminated by Weyerhaeuser if (A) the Board of Directors of MB shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Weyerhaeuser its approval or recommendation of this Agreement or the Arrangement or shall have recommended an Acquisition Proposal or (B) through the fault of MB (whether by commission or omission), this Arrangement is not, prior to 14 days prior to the Drop Dead Date, submitted for the approval of the MB Shareholders at the MB Meeting;

     (iv) be terminated by MB in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with section 4.6 and the payment of any fee required to be paid pursuant to section 6.4(a); or

     (v) be terminated by MB or Weyerhaeuser if MB shareholder approval shall not have been obtained by reason of the failure to obtain the required vote at the MB Meeting; in each case, prior to the Effective Date.

(d) If the Effective Date does not occur on or prior to the Drop Dead Date, then this Agreement shall terminate.

(e) If this Agreement is terminated in accordance with the foregoing provisions of this section 6.3, no party shall have any further liability to perform its obligations hereunder except as provided in section 6.4 and as otherwise contemplated hereby, and provided that, subject to section 6.5, neither the termination of this Agreement nor anything contained in this section 6.3(e) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

6.4  Break Fee

(a)  If:

     (i)    MB shall terminate this Agreement pursuant to section
            6.3(c)(iv), unless at the time of such termination, a Specified Weyerhaeuser Event has occurred and is continuing;

     (ii)   Weyerhaeuser shall terminate this Agreement pursuant to
            section 6.3(c)(iii), unless at the time of such failure to recommend, withdrawal or adverse modification or change, or recommendation of an Acquisition Proposal, a Specified Weyerhaeuser Event has occurred and is continuing; or

     (iii) either MB or Weyerhaeuser shall terminate this Agreement pursuant to section 6.3(c)(v) in circumstances where MB shareholder approval has not been obtained at the MB Meeting, and (x) a bona fide Acquisition Proposal has been made by any person other than a Weyerhaeuser Party prior to the MB Meeting and not withdrawn more than five days prior to the vote of the MB Shareholders and (y) MB enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, after the date hereof and prior to the expiration of 18 months following termination of this Agreement, unless at the time of the MB Meeting a Specified Weyerhaeuser Event has occurred and is continuing;

     then in any such case MB shall pay to Weyerhaeuser US$92,000,000 in immediately available funds to an account designated by Weyerhaeuser. Such payment shall be due (A) in the case of a termination specified in clause (i), prior to the termination of this Agreement, (B) in the case of a termination specified in clause (ii), within five Business Days after written notice of termination by Weyerhaeuser or (C) in the case of a termination specified in clause (iii), at or prior to the earlier of the entering into of the agreement and the consummation of the transaction referred to therein. MB shall not be obligated to make more than one payment pursuant to this section 6.4(a).

(b) If the holders of the MB Common Shares shall fail to approve the Arrangement (unless a Specified Weyerhaeuser Event has occurred and is continuing) at the MB Meeting, then at 11:00 a.m., Seattle time, on the first Business Day following the MB Meeting, MB shall pay to Weyerhaeuser US$5,000,000 as payment in full of the Weyerhaeuser Parties' out-of-pocket costs and expenses in connection with the transaction contemplated by this Agreement in immediately available funds to an account designated by Weyerhaeuser. Any payment due under section 6.4(a) shall be reduced dollar-for-dollar by any payment previously made under this section 6.4(b).

(c) Weyerhaeuser shall not be entitled to any break fee under Section 6.4(a)(iii) if (A) the Acquisition Proposal referred to in clause (x) thereof does not relate solely to the Packaging Business, (B) the Acquisition Proposal referred to in clause (y) thereof does relate solely to the Packaging Business and (C) the Acquisition Proposal referred to in clause (y) thereof was not made by the Person who made the Acquisition Proposal referred to in clause (x) thereof or any Person related to or acting in concert with such Person.

6.5  Effect of Break Fee Payment

     For greater certainty, the parties hereto agree that if MB pays to Weyerhaeuser amounts required by section 6.4(a) as a result of the occurrence of any of the events referenced in section 6.4(a), the Weyerhaeuser Parties shall have no other remedy for any breach of this Agreement by MB.

6.6  Remedies

     Subject to section 6.5, the parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.


                                 ARTICLE 7
                                  GENERAL

7.1  Notices

     All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

     (a)  If to MB, at:
          MacMillan Bloedel Limited
          925 West Georgia Street
          Vancouver, BC V6C 3C2

          Attention: Mr. Bruce Kulla, Vice President and General Counsel Telecopier No.: (604) 687-2314


          with a copy to:

          Stikeman, Elliott
          Box 85, Commerce Court West
          199 Bay Street, 53rd Floor
          Toronto, Ontario
          M5L 1B9

          Attention: Mr. John Stransman
          Telecopier No.:  (416) 947-0866


     (b)  If to a Weyerhaeuser Party, at:

          Weyerhaeuser Company
          33663 Weyerhaeuser Way South
          Federal Way, WA  98003

          Attention:  Mr. Robert A. Dowdy, Vice President and General Counsel
          Telecopier No.:   (253) 924-3253


          with a copy to:

          Blake, Cassels & Graydon
          Box 25, Commerce Court West
          199 Bay Street, 28th Floor
          Toronto, Ontario
          M5L 1A9

          Attention:  Mr. Alan Bell
          Telecopier No.:  (416) 863-2653

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

7.2  Assignment

     No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

7.3  Binding Effect

     This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and no third party shall have any rights hereunder.

7.4  Waiver and Modification

     MB and the Weyerhaeuser Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

7.5  No Personal Liability

(a) No director or officer of any Weyerhaeuser Party shall have any personal liability whatsoever to MB under this Agreement, or any other document delivered in connection with the Arrangement on behalf of a Weyerhaeuser Party.

(b) No director or officer of MB shall have any personal liability whatsoever to any Weyerhaeuser Party under this Agreement, or any other document delivered in connection with the Arrangement on behalf of MB.

7.6  Further Assurances

     Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

7.7  Expenses

(a) Subject to section 6.4, the parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

(b) MB represents and warrants to the Weyerhaeuser Parties that, except for any amounts owing to RBC Dominion Securities Inc., J.P. Morgan & Co. Incorporated and Salomon Smith Barney Inc. by MB pursuant to and in accordance with the terms of written and executed agreements existing as at the date hereof and disclosed to the Weyerhaeuser Parties on or prior to the date hereof, no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission from MB or any subsidiary of MB in connection with the transactions contemplated hereby or by the Arrangement.

7.8  Consultation

     Weyerhaeuser and MB agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement. Weyerhaeuser and MB also agree to consult with each other in preparing and making any filings and communications in connection with any Appropriate Regulatory Approvals.

7.9  Governing Laws

     This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

7.10 Time of Essence

     Time shall be of the essence in this Agreement.

7.11 Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                            WEYERHAEUSER COMPANY


                            By:  /s/ Steven R. Rogel
                                 -------------------
                                 Chairman, President & Chief
                                 Executive Officer

                            By:
                                 -------------------



                            586476 B.C. LTD.


                            By:  /s/ Steven R. Rogel
                                 -------------------
                                 Director

                            By:
                                 -------------------


                            MACMILLAN BLOEDEL LIMITED


                            By:  /s/ W. T. Stephens
                                 -------------------

                            By:
                                 -------------------

                                SCHEDULE B





                     APPROPRIATE REGULATORY APPROVALS

Canada

 .    expiration or earlier termination of the waiting period under Part IX of the Competition Act (Canada) and receipt of an advance ruling certificate ("ARC") pursuant to the Competition Act (Canada) or, in the alternative to an ARC, a no-action letter from the Commissioner of Competition

 .    determination by the Minister responsible for Investment Canada under the Investment Canada Act that the Arrangement is of "net benefit to Canada" for purposes of such Act

 .    exemption orders from the provincial securities regulators from the registration and prospectus requirements with respect to the Exchangeable Share structure

 .    approval of the relevant Canadian stock exchange(s) regarding the conditional listing of the Exchangeable Shares

 .    approvals in respect of all material tree farm licences, forest resource licences, forest resource processing facility licences, forest management agreements, timber permits and timber licences, including, without limitation, the consent of the Minister of Forests for British Columbia to the change of control of MB resulting from the completion of the Arrangement.

United States and Other

 .    expiration or earlier termination of the waiting period under the Hart-
     Scott-Rodino Antitrust Improvements Act of 1976

 .    effectiveness of the registration statement on Form S-3 regarding the
     Weyerhaeuser Common Shares

 .    approval of The New York Stock Exchange regarding the listing of the
     Weyerhaeuser Common Shares subject to official notice of issuance

 .    approvals in respect of all material tree farm licenses, timber permits and timber licenses.





                                    -1-